Exhibit 10.2

PERSONAL SERVICES AGREEMENT

This Personal Services Agreement ("Agreement") is made on February 4, 2022 ("Effective Date") and entered into by and between Ampio Pharmaceuticals, Inc., a Delaware corporation, having its address at 373 Inverness Parkway, Suite 200 Englewood, Colorado 80112 ("Company") and Dr. David Bar-Or, an individual residing at 900 East Oxford Lane, Englewood CO 80113 (the "Principal Investigator"). Company and Principal Investigator may individually be referred to herein as a "Party" and collectively as the "Parties".

1.	Engagement of Services.

1.1Company and Contractor may enter into one or more research project assignments (each executed research project assignment, a "Research Project Assignment") pursuant to that certain Research Services Agreement, dated of even date herewith, by and between the Company and the Contractor (the "Contractor Agreement"). Upon execution, each Research Project Assignment will be binding on Company and Contractor and incorporated herein. The Principal Investigator agrees to oversee and direct the research services set forth in each Research Project Assignment (the "Contractor Services") by the completion dates set forth therein.

1.2Principal Investigator is skilled in: (a) the design, development, preparation, review, and evaluation of research proposals, including project names and research hypotheses; (b) research and development activities, including_ the development of intellectual property; (c) managing research projects, including as to timelines and budgets, and (d) providing scientific input and guidance to ensure scientific integrity of research projects and, during the Term, Principal Investigator will provide all such skills and expertise to Company, including proposing Research Project Assignments pursuant to the Contractor Agreement suitable for Company, overseeing and directing all Contractor Services to ensure they are of a type and kind suitable and sufficient for Company, overseeing development and prosecution of Company's intellectual property rights (both ongoing and newly developed), providing input and guidance with respect to Company's development programs (both with Contractor and other research and development activities), and overseeing and serving as chair of the technology committee of Company's board (all of the foregoing services, including any other advisory or consulting services requested by Company, collectively the "Principal Investigator Services"). For the avoidance of doubt, the specific Principal Investigator Services to be provided by Principal Investigator will be as specified by Company from time to time.

2.Compensation. During the Term, Company will pay Principal Investigator U.S. two hundred and fifty thousand dollars ($250,000) annually (the "Principal Investigator Services Fee") for Principal Investigator Services rendered pursuant to this Agreement. Each annual Principal Investigator Services Fee will be paid in four equal payments of U.S. sixty two thousand five hundred dollars ($62,500), payable quarterly during the Term. The Principal Investigator Service Fee is in lieu of board fees Principal Investigator may be entitled to as a board member of Company, all of which are hereby waived by Principal Investigator. For the avoidance of doubt, options or shares awarded to board members are excluded from the foregoing waiver. Company shall have no obligation to pay any Principal Investigator Service Fees (or any portion thereof) following termination of this Agreement for any reason.

3.	Research Projects.

3.1Contractor will furnish the laboratory facilities necessary to carry out the Contractor Services pursuant to the Contractor Agreement. The Contractor Services will be under the direction of Principal Investigator and will be conducted at one or more other suitable facilities selected by Contractor. The Principal Investigator shall properly supervise all persons performing services in connection with the Contractor Services and shall ensure that they comply with the terms of this Agreement, the Contractor Agreement and any requirements identified in the applicable Research Project Assignment or required by Company.

3.2Company's designated representative for consultation and communications with the Principal Investigator shall be Michael Martino or such other person as Company may from time to time designate in writing to Principal Investigator. Principal Investigator shall also provide updates with respect to the Principal Investigator Services and the Contractor Services to the board and CEO of Company and other officers and directors of Company at Company's reasonable request.

3.3During the Term, Company's representatives may consult informally with Principal Investigator regarding the Principal Investigator Services and the Contractor Services, both personally and by telephone . Access to work carried on by Contractor in the course of these consultations shall be under the reasonable control of Principal Investigator but shall be made available on a reasonable basis for observation of the work.

3.4Principal Investigator will make up to four oral reports each year during the Term as requested by Company's designated representative. Within ninety (90) days after termination of this Agreement, Principal Investigator shall prepare a final report summarizing all activities undertaken and accomplishments achieved through the performance of the Principal Investigator Services.

4.Records. Principal Investigator will keep accurate scientific records directly relating to the Principal Investigator Services and will make such records available to Company or its authorized representative throughout the Term and for a period of one year following termination of the Agreement. Prior to destroying or otherwise disposing of any such records, Principal Investigator will provide Company a reasonable opportunity to take possession of the records at Company's own expense.

5.Independent Contractor Relationship. The Parties' relationship hereunder is that of independent contractors. Nothing in this Agreement is intended to, or should be construed to, create a partnership , agency, joint venture or employment relationship among the Parties. Principal Investigator shall control the manner and means of performing Principal Investigator's obligations hereunder. Principal Investigator will not be entitled to any of the benefits that Company may make available to its employees, including , but not limited to, group health or life insurance , profit sharing or retirement benefits. Principal Investigator is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Principal Investigator is not authorized to execute a Research Project Assignment on behalf of Company. Principal Investigator is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Principal Investigator is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Principal Investigator's compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. While on the Company's premises or using the Company's equipment, Principal Investigator shall comply with all applicable policies of Company relating to business and office conduct, health and safety, and use of Company's facilities, supplies, information technology, equipment, networks, and other resources.

6.	Confidential Information.

6.1Definition of Confidential Information. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, its suppliers and customers, and includes, without limitation, its respective information concerning research,  experimental work,  development,   design  details  and speci fications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. All data or results from the performance of the Contractor Services and Principal Investigator Services shall be Confidential Information and exclusively owned by Company. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Company or to Contractor or Principal Investigator while conducting Company's business or performing their respective services hereunder.

6.2Nondisclosure and Nonuse Obligations. Principal Investigator will use the Confidential Information solely to perform his obligations pursuant to the Principal Investigator Services, solely for the benefit of Company. Principal Investigator agrees that he shall treat all Confidential Information with the same degree of care as he treats his own like confidential information, but in all cases using no less than reasonable care. Principal Investigator agrees that he may disclose Confidential Information only to those of Contractor's employees who need to know such information for purposes of carrying out their respective services and who have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement. Principal Investigator will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Principal Investigator agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. If, in connection with providing services hereunder, Principal Investigator desires to disclose Confidential Information to third parties, he may do so only with the prior written consent of Company and after providing Company with a copy of an executed confidentiality agreement binding such third party to terms at least as stringent as the confidentiality terms contained in this Section 6.

6.3Exclusions from Nondisclosure and Nonuse Obligations. Principal Investigator's obligations under Section 6.2 with respect to any portion of Confidential Information shall terminate when Principal Investigator can document that: (a) it was in the public domain at or subsequent to the time it was communicated to Principal Investigator by Company through no fault of Contractor or Principal Investigator; (b) it was rightfully in Principal Investigator's possession free of any obligation of confidence at or subsequent to the time it was communicated to Principal Investigator by Company; or (c) it was developed by Principal Investigator or by employees or agents of Contractor independently of, and without reference to, any information communicated to Contractor or Principal Investigator by Company.

6.4Authorized Disclosure. This Agreement shall not restrict Principal Investigator from disclosing Confidential Information to the extent required by applicable law or as requested by any judicial, regulatory, law enforcement, or governmental authority; provided, however, that Principal Investigator shall, to the extent legally permissible, give notice of such requirement or request to Company so that Company may seek (at Company's expense) a protective order or other appropriate relief.

6.5Disclosure of Third Party Information. No Party shall communicate any information to any other Party in violation of the proprietary rights of any third party.

6.6Publication and Academic Rights. Principal Investigator shall not issue any press releases or make any public presentation or announcement with respect to the existence of this Agreement or the details hereof, without the prior, written consent of Company; provided , however, that such restriction shall not apply to disclosures or reporting within Contractor's organization or where required by law. No Party shall use any other Party's name or the name of its officers, directors, or employees in any advertising, sales, promotional, or publicity materials without the prior, written consent of such other Party. The results of the Contractor Services and Principal Investigator Services may be published in scientific literature and may also be used in submissions to regulatory authorities. It is the intention of the Parties that Company and Principal Investigator will publish or present the results of the Contractor Services and Principal Investigator Services together, unless specific permission is obtained by Contractor or Principal Investigator in advance from Company for Contractor or Principal Investigator, as applicable, to publish separate results. For publication of separate results by Contractor or Principal Investigator, Contractor or Principal Investigator, as applicable, must provide Company with a copy of materials for publication or presentation thirty (30) days prior to submission so that Company may: (a) review such materials for accuracy of background information; (b) determine that such publication will not compromise Company's ongoing patent rights or any Confidential Information; and (c) take necessary action to protect Company patent rights.

7.	Ownership Rights in Company Property.

7.1Company shall be the sole and exclusive owner of Company Property. "Company Property" means (a) all materials (including, without limitation, all documents, data, reports, drawings, analyses, equipment, products, prototypes, services and other work) furnished to Contractor or Principal Investigator by Company, produced by Contractor or Principal Investigator before the Effective Date for or with Company, or produced after the Effective Date by Contractor or Principal Investigator in the performance of this Agreement, the Contractor Agreement or pursuant to any Research Project Assignment or the performance of any Contractor Services or Principal Investigator Services; and (b) all copyrights, patents, trade secrets, inventions, and other proprietary or intellectual property rights produced before or after the Effective Date by Contractor or Principal Investigator in the performance of this Agreement, the Contractor Agreement or pursuant to any Research Project Assignment or the performance of any Contractor Services or Principal Investigator Services. The term "Company Property" does not include any general know how, methodology, processes, products, devices or experience of Contractor or Principal Investigator gained prior to performance of the Contractor Services or Principal Investigator Services, as applicable, or from experience gained parallel to performance of the Contactor Services or Principal Investigator Services from umelated sources. To the fullest extent permitted by law, all Company Property produced before or after the Effective Date shall be deemed to be "Works for Hire" for the benefit of Company, as U.S. federal and international copyright law defines that term. To the extent Company Property may not be considered Works for Hire, Principal Investigator hereby irrevocably and unconditionally sells, assigns, and transfers all of his rights , title, and interest in Company Property to Company , without additional consideration. Principal Investigator shall promptly execute and deliver all documents and instruments reasonably requested by Company to evidence such transfers and Principal Investigator shall be reimbursed for reasonable expenses incurred in order to comply with this obligation. Further, Principal Investigator hereby irrevocably waives and releases in favor of Company any unassignable rights, including any "moral rights", that Principal Investigator may have in or to any Company Property.

7.2Principal Investigator unconditionally grants to Company a non-exclusive, perpetual, irrevocable, worldwide, fully-paid right and license, with the right to sublicense through multiple levels of sublicensees, under any copyrights, patents, trade secrets, inventions, and other intellectual property or proprietary rights of Principal Investigator, used or incorporated into or otherwise necessary to exploit any Company Property, to: (a) reproduce , create derivative works of, distribute, publicly perform, publicly display, transmit, and otherwise use the Company Property in any medium or format, whether now known or hereafter discovered; (b) use, make, have made, sell, offer to sell, import, and otherwise exploit the Company Property; and (c) exercise any and all other present or future rights in the Company Property without restriction.

7.3Principal Investigator represents and warrants that all third parties given access to Confidential Information or Company Property by Principal Investigator will have entered into a confidentiality, non-disclosure, and invention assignment agreement the terms of which are at least as protective of the Confidential Information and Company Property as those in this Agreement.

8.Return of Company' s Property. Principal Investigator agrees to promptly deliver the original and any copies of the Company Property to Company at any time upon Company's request. Upon termination of this Agreement by any Party for any reason, Principal Investigator agrees to promptly deliver to Company or destroy, at Company's option, the original and any copies of the Company Property. Principal Investigator agrees to certify in writing that Principal Investigator has so returned or destroyed all such Company Property if Company so requests .

9.Materials Transfer. It is contemplated that Company will, during the course of the Contractor Services, provide Contractor various chemical and biological materials, including, without limitation, compounds, cell lines , tissue and fluid samples, and associated know-how and data owned by or proprietary to Company (or proprietary to a third party from which such materials were obtained) ("Company Material"). Principal Investigator acknowledges and agrees that

Company will not be providing any Company Material to Principal Investigator, and Company Material shall not be used by the Principal Investigator for any purpose outside of the agreed Research Project Assignment.

10.	Term and Termination.

10.1Term. This Agreement is effective as of the Effective Date set forth above and will terminate upon termination of the Contractor Agreement (the "Term").

10.2Termination by Company. Company may terminate this Agreement, with or without cause, at any time upon thirty (30) days prior written notice to Principal Investigator.

10.3Termination by Principal Investigator. Principal Investigator may terminate this Agreement, with or without cause, at any time upon thirty (30) days' prior written notice to Company.

10.4Survival. Sections 4, 5, 6, 7, 10, 11, 13, and 16-22 will survive any termination or expiration of this Agreement.

11.Notices. Any notice which a Party is required or permitted to give to another Party shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to the other Party at the appropriate address set forth in this Section 11 below, or at such other address as another Party may from time to time designate in writing. The date of personal' delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

Ifto Company:373 Inverness Parkway, Suite 200

Englewood, CO 80112 Attn: Michael Martino

If to Principal Investigator:Dr. David Bar-Or

900 East Oxford Lane Englewood, CO 80113

12.	Representations and Warranties by Principal Investigator.

12.1Quality. Principal Investigator represents and warrants to Company that the Principal Investigator Services performed under this Agreement shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed so as to ensure that the Principal Investigator Services performed are correct and appropriate for the purposes contemplated in this Agreement.

12.2Compliance. Principal Investigator represents and warrants to Company that he has not been and will not be debarred or disqualified by the FDA pursuant to the Generic Drug Enforcement Act of 1992 or any other equivalent of successor statutes, rules, or regulations.

Principal Investigator agrees to immediately notify Company in writing if Principal Investigator becomes debarred or disqualified or proceedings have been initiated with respect to such debarment or disqualification, whether such disbarment or initiation of proceedings occurs during or after the performance of the Principal Investigator Services. Company shall have the right to terminate this Agreement upon receipt of notice from Principal Investigator that Principal Investigator received notice of action or threat of action with respect to debarment or becomes debarred as set forth in this Section 12.2. Further, Principal Investigator agrees to abide by, at all times during the Term, the "Ampio Pharmaceuticals, Inc. Code of Business Conduct and Ethics," a copy of which is attached hereto as Exhibit B, and the "Ampio Pharmaceuticals, Inc. Insider Trading Policy," a copy of which is attached hereto as Exhibit C.

12.3General. Principal Investigator represents and warrants to Company that: (a) Principal Investigator has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Principal Investigator's obligations in this Agreement; (b) Principal Investigator entering into this Agreement with the Company and Principal Investigator's performance of the Principal Investigator Services do not and will not conflict with or result in any breach or default under any other agreement to which Principal Investigator is subject; and (c) Company will receive good and valid title to all Company Property, free and clear of all encumbrances and liens of any kind.

13.	Indemnification.

13.1By Company. Company agrees to indemnify, defend, and hold harmless Principal Investigator from damages finally awarded or finally paid in settlement in respect of liability and losses (including reasonable attorney's fees and expenses) he suffers as the result of third-party claims, demands, costs, or judgments ("Losses"), to the extent such Losses arise out of: (a) personal injury of a third party directly resulting from use of the Company Materials by Contractor in accordance a Research Project Assignment, directions of Company, and applicable law; (b) negligence, recklessness, or willful misconduct on the part of any Company lndemnitee (defined below); or (c) a material breach of this Agreement by Company. Company's indemnification obligation shall not apply to the extent any Losses are indemnifiable by Principal Investigator pursuant to Section 13.2.

13.2By Principal Investigator. Principal Investigator agrees to indemnify, defend, and hold harmless Company, its stockholders, directors, officers, employees, and agents ("Company Indemnitees") from third party Losses they suffer to the extent such Losses arise out of: (a) a failure by Principal Investigator to adhere to the terms of this Agreement or applicable law; (b) Principal Investigator's negligence, recklessness, or willful misconduct; or (c) a material breach of this Agreement by Principal Investigator.

14.Conflicts oflnterest. Principal Investigator shall exercise reasonable care and diligence to prevent any actions or conditions that could result in a conflict with any Company interest. During the Term, Principal Investigator shall not accept any employment or engage in any consulting work, including through Contractor, that creates a conflict of interest with Company or in any way compromises the services to be performed under this Agreement. Principal Investigator shall immediately notify Company of any and all violations or potential violations of this clause upon becoming aware of such violation.

15.Waiver. The failure of any Party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other Parties shall not be deemed a waiver of that term, covenant or condition nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times

16.	Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

17.Assignment. This Agreement may be assigned by Company in connection with an acquisition (by whatever means), including by merger with, or the sale of substantially all of its related business to, another. This Agreement may otherwise be assigned by Company only with the consent of Principal Investigator, not to be unreasonably withheld. Principal Investigator may not assign the Principal Investigator Services or any portion of this Agreement without the prior written consent of Company.

18.Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Principal Investigator Services undertaken by Principal Investigator for Company. This Agreement may only be changed by mutual agreement of authorized representatives of the Parties in writing.

19.Defend Trade Secrets Act of 2016. Principal Investigator acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal."

20.Non-Solicitation. In view of Principal Investigator's access to Company's trade secrets, Confidential Information, proprietary know-how and knowledge of Company resulting from Principal Investigator's relationship with Company hereunder, Principal Investigator further agrees that he will not, directly or indirectly, in any manner, other than for the benefit of Company or with Company's prior written consent, during the Term and for a period of twelve (12) months after the termination or expiration of this Agreement, regardless of reason (the "Restricted Period"): (a) offer to hire, induce or attempt to induce any officer, employee or agent of Company or any of its affiliates or subsidiaries to discontinue his or her relationship with Company or any of its affiliates or subsidiaries; (b) directly or indirectly solicit, or attempt to solicit, any employee of Company; or (c) (i) call upon, solicit, divert or take away any of the customers, business or prospective customers of Company or any of its suppliers, and/or (ii) solicit, entice or attempt to persuade any other consultant of Company to leave the services of Company for any reason. Principal Investigator acknowledges and agrees that if Principal Investigator violates any of the provisions of this Section 20, the running of the Restricted Period will be extended by the time during which the Principal Investigator engaged in such violation(s). Principal Investigator agrees that the restrictions imposed by the provisions of this covenant are fair and reasonable and are reasonably required for the protection of Company. If the provisions relating to the geographic or substantive scope of the restriction or the time period of the restriction exceed the maximum areas or period of time which a court or competent jurisdiction would enforce, the Parties agree that the areas and time period shall be deemed to be the maximum areas or time period which a court of competent jurisdiction would enforce in any state in which such court shall be convened.

21.	DisQ_ute Resolution.

21.1Except as provided below, any dispute among any of the Parties arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Denver, Colorado.

21.2The arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any Party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each Party and any third-party witnesses. In addition, each Party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving Party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party to the arbitration shall provide to the other(s), no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party's witness or expert. The arbitrator's decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each Party hereby irrevocably waives any claim to such damages.

21.3Each Party covenants and agrees that such Party will participate in the arbitration in good faith. This Section 21 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

21.4Each Party: (a) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding; (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

22.	Counterparts. This Agreement may be signed in one or more counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

Ampio Pharmaceuticals, Inc.

By:	/s/ Michael A. Martino
Name:	Michael A. Martino
Title:	Chairman & CEO

PRINCIPAL INVESTIGATOR:

Dr. David Bar-Or

By:
Residence:	900 East Oxford Lane
Englewood Colorado 80113